EMPLOYMENT AND NON-COMPETITION AGREEMENT
                                  Frank Marfino


         This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of January 30, 1995, is between Newrxco, Inc., a Delaware corporation (the "Employer"), and Frank Marfino (the "Employee").

         WHEREAS, the Employer intends to purchase all of the stock (the "Stock") of Community Distributors, Inc., a Delaware corporation (the "Company"), pursuant to a Stock Purchase Agreement, dated as of August 26, 1994 (the "Stock Purchase Agreement"), among the Employer, Jules Siegel, Arlene Siegel and Martin Daffner;

         WHEREAS, the Employee is currently employed as an executive officer of the Company and the Employer desires that the Employee continue to work as an executive officer of the Company;

         WHEREAS, immediately after the purchase of the Stock, the Employer will merge with and into the Company with the Company as the surviving corporation, and after such merger the term "Employer" shall be deemed to mean and refer to the Company; and

         WHEREAS, in connection with the foregoing, the Employer wishes to employ the Employee as an executive officer of the Employer, and the Employee wishes to work as an executive officer of the Employer, on the terms set forth below.

         NOW, THEREFORE, it is hereby agreed as follows:

         ss.1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

         ss.2. DUTIES. The Employee shall be employed as the President and Chief Executive Officer of the Employer. In such capacity, the Employee shall have such executive responsibilities and duties as are assigned by the Employer's Board of Directors (the "Board") and are consistent with the position of President and Chief Executive Officer of the Employer. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer.

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         ss.3. TERM. The initial term of employment of the Employee hereunder shall commence on the closing date of the acquisition under the Stock Purchase Agreement (the "Commencement Date") and shall continue until the fifth anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated pursuant to ss.6, and shall be renewed automatically for additional one (1) year terms thereafter unless terminated by either party by written notice to the other given at least ninety (90) days prior to the expiration of the then current term.

         ss.4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

         (a) Base Salary. The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $400,000, and shall be increased annually during the term of the Employee's employment hereunder by the percentage increase in the consumer price index for urban wage earners for the New York and Northeastern New Jersey area for the preceding four (4) calendar quarters for which information has been published by the U.S. Department of Labor over the consumer price index for the comparable prior four
(4) calendar quarters.

         (b) Minimum Bonus. The Employee shall be eligible to receive from the Employer, for each of the fiscal years of the Employer ended after the date hereof, a minimum bonus (the "Minimum Bonus") equal to $50,000; provided, that the Minimum Bonus payable for the fiscal year of the Employer ended July 31, 1995 shall be prorated based on the number of days elapsed from the Commencement Date until the end of such fiscal year. The Minimum Bonus for each fiscal year shall be paid within 30 days after the completion of the Employer's audited financial statements for such fiscal year; provided, that the Minimum Bonus shall not be payable for any fiscal year of the Employer ending after July 31, 1996 if Actual EBITA (as defined in Section 4(c)) for each of the previous two consecutive fiscal years of the Employer was less than 90% of Budgeted EBITA (as defined in Section 4(c)) for such fiscal year (it being understood that if the Minimum Bonus is not paid for any such fiscal year as a result thereof, and subsequent thereto Actual EBITA of the Employer exceeds 90% of Budgeted EBITA for such fiscal year, the Minimum Bonus shall be payable for such succeeding fiscal year).

         (c) Management Incentive Bonus. The Employee shall also be eligible to receive from the Employer, for each of the fiscal years of the



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                                      -3-

Employer ended after the date hereof, a management incentive bonus (the "Incentive Bonus") equal to the amount, if any, by which the Annual Bonus Calculation (as defined below) for such fiscal year exceeds the Minimum Bonus for such fiscal year; provided, that the Incentive Bonus payable for the fiscal year of the Employer ended July 31, 1995 shall be prorated based on the number of days elapsed from the Commencement Date until the end of such fiscal year. The Incentive Bonus for each fiscal year shall be paid within thirty (30) days after the completion of the Employer's audited financial statements for such fiscal year. As used in this Agreement, (a) "Actual EBITA" means, with respect to any fiscal year of the Employer, EBITA for such fiscal year calculated on the basis of the Employer's audited financial statements for such fiscal year; (b) "Actual EBITA Percentage" means the percentage obtained by multiplying (i) the quotient of Actual EBITA divided by Budgeted EBITA by (ii) 100; (c) "Annual Bonus Calculation" means, (i) with respect to each fiscal year of the Employer in which the Actual EBITA Percentage for such fiscal year exceeds 90% but does not exceed 100%, an amount equal to the product of (A) 50% of the Employee's Base Salary for such fiscal year multiplied by (B) a fraction, the numerator of which is the amount by which the Actual EBITA Percentage for such fiscal year exceeds 90% and the denominator of which is 10%, and (ii) with respect to each fiscal of the Employer in which the Actual EBITA Percentage for such fiscal year exceeds 100%, an amount equal to the sum of (A) 50% of the Employee's Base Salary for such fiscal year plus (B) 2% of the amount by which Actual EBITA for such fiscal year exceeds Budgeted EBITA for such fiscal year; (d) "Budgeted EBITA" means, with respect to any fiscal year of the Employer, the EBITA projected in the Employer's business plan for such fiscal year as approved by the Board; and (e) "EBITA" means, with respect to any fiscal year, the sum of the consolidated net income (or loss) of the Employer for such fiscal year, calculated in accordance with generally accepted accounting principles consistently applied but excluding therefrom any extraordinary items of income or loss, plus all amounts deducted in the computation thereof on account of (i) income taxes, (ii) interest expense, (iii) amortization, (iv) the amount of the Minimum Bonus and any Incentive Bonus paid to the Employee hereunder and (v) management fees paid to any shareholder of CDI Group, Inc. or any affiliates of such shareholders during such year.

         (d) Vacation. The Employee shall be entitled to three (3) weeks vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year.

         (e) Insurance; Other Benefits. Accident, disability, life and health insurance for the Employee shall be provided by the Employer under



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                                      -4-

group accident, life and health insurance plans maintained by the Employer for its full-time, salaried employees as such employment benefits may be modified from time to time by the Board for all full-time, salaried employees. In addition, the Employer shall either continue the Employee's current individual disability policy or arrange for coverage under an alternative disability insurance policy which is no less favorable. The amount and extent of such coverage shall be subject to the discretion of the Board, provided, that the amount and extent of such coverage shall be no less favorable than such coverage provided by the Employer to the Employee immediately prior to the date hereof.

         (f) Car Allowance. In connection with the Employee's employment, the Employee shall from time to time be required to travel by automobile on the Employer's business. Accordingly, the Employer will lease for the Employee every three years a new Lexus 400S or other suitable automobile which is substantially equivalent in value thereto and will pay all maintenance and insurance costs with respect thereto until the termination of the Employee's employment with the Employer.

         (g) Stock Options. The Employee shall be entitled to purchase additional shares of the common stock of the Employer's parent subject to the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit A and the Disposition Event Stock Option Agreement attached hereto as Exhibit B.

         ss.5. EXPENSES. The Employee shall be entitled to incur, and receive reimbursement from the Employer of, discretionary expenses in an amount up to $20,000 per annum in connection with the performance by the Employee of his duties hereunder. The Employee shall comply with such reporting requirements with respect to expenses as the Employer may establish from time to time. In addition to the foregoing, the Employer shall pay or reimburse the Employee for all other reasonable out-of-pocket expenses incurred by the Employee in the performance of his duties hereunder, including without limitation, the attendance by the Employee and his spouse of one trade conference each year which is related to the industry of the Employer.

         ss.6. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to ss.3, except that the employment of the Employee hereunder shall earlier terminate:

         (a) Death or Disability. Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee's disability, upon thirty (30) days' written notice


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                                      -5-

from the Employer. The Employee shall be deemed disabled if he meets the criteria for disability under the Employer's disability insurance policy for 180 days, consecutive or non-consecutive, in any twelve (12) month period. Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this ss.6(a) shall be deemed to constitute conclusive evidence of the Employee's disability.

         (b) For Cause. For "Cause" immediately upon written notice by the Employer to the Employee; provided, that the Employer may not terminate the Employee for Cause unless (i) such termination has been approved by the affirmative vote or consent of a majority of the directors on the Board (excluding the Employee) at the time of such termination and (ii) not later than 30 days following the date of such termination, the Employee shall be given the opportunity to appear before the Board, represented by counsel, to address the grounds for such termination. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

                  (i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer's business; or

                  (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony which the Board determines in its discretion would detrimentally affect or impair in any way (A) the Employee's ability to perform his duties hereunder or (B) the reputation or operation of the Employer's business or (C) the relationship between the Employer and its suppliers, customers or employees; or

                  (iii) the Employee shall have committed a breach of any of the covenants, terms and provisions of ss.9 hereof or material breach of any of the covenants, terms and provisions of ss.8 hereof; or

                  (iv) the Employee shall have breached any one or more of the provisions of this Agreement (excluding ss.ss.8 and 9 hereof) or any one or more of the provisions of the Stockholder Agreement of even date herewith among CDI Group, Inc. and its stockholders, and such breach shall have continued for a period of twenty (20) days after written notice to the Employee specifying such breach in reasonable detail; or

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                                      -6-

                  (v) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder.


         (c) Resignation or Termination Without Cause. Upon ninety (90) days' written notice by either the Employee or the Employer to the other party hereto. For purposes of this Agreement, the Employee shall be deemed to have been terminated without Cause if the Employee terminates his employment hereunder for Good Reason upon ninety (90) days' written notice to the Employer. The Employee shall be entitled to terminate his employment for Good Reason if any of the following occur:

                  (i) the Employee is assigned duties which are materially inconsistent with the position or responsibilities associated with his position as President and Chief Executive Officer of the Employer; or

                  (ii) the Employer requires the Employee to perform his duties hereunder principally at any location outside the State of New Jersey and he notifies the Employer within 30 days after such relocation that he is unwilling to continue his employment hereunder at such location.

         (d) Rights and Remedies on Termination. (i) If the Employer shall terminate the Employee's employment hereunder pursuant to ss.6(c) hereof, then
(A) the Employee shall be entitled to receive, as severance pay, payment, in accordance with the Employer's then current payroll practices, of his Base Salary in effect at the time of his termination for (1) the remainder of the Initial Term or (2) if such termination occurs subsequent to the Initial Term, the remainder of the then current one-year extension thereof; provided, however that the Employee shall be required to mitigate his damages during such period by using his best efforts to search for alternative employment of similar status with an employer of comparable or better financial resources to the Employer and to accept such employment if offered and the Employer shall be entitled to reduce the amount payable by the Employer under this ss.6(d)(i) by an amount equal to the income received by the Employee pursuant to such new employment, and (B) the Employee shall be entitled to receive, within 30 days following the completion of the Employer's audited financial statements for the fiscal year during which such termination occurs, a prorated portion of the Minimum Bonus and the Incentive Bonus (if any) for the fiscal year in which his termination occurs

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                                      -7-

determined by multiplying (1) the full amount of the Minimum Bonus and the Incentive Bonus (if any) that would have been payable to the Employee pursuant to ss.4(c) hereof if his employment hereunder had not been terminated by (2) a fraction, the numerator of which is the number of days elapsed during such fiscal year prior to the Employee's termination and the denominator of which is 365.

         (ii) If the Employee's employment hereunder is terminated pursuant to ss.6(a) hereof, then the Employee (or his estate, as applicable) shall be entitled to receive (A) payment, in accordance with the Employer's then current payroll practices, of the Employee's Base Salary in effect at the time of such termination for one year following such termination and (B) within 30 days following the completion of the Employer's audited financial statements for the fiscal year during which such termination occurs, a prorated portion of the Minimum Bonus and the Incentive Bonus (if any) for the fiscal year in which his termination occurs determined by multiplying (1) the full amount of the Minimum Bonus and the Incentive Bonus (if any) that would have been payable to the Employee pursuant to ss.4(c) hereof if his employment hereunder had not been terminated by (2) a fraction, the numerator of which is the number of days elapsed during such fiscal year prior to the Employee's termination and the denominator of which is 365.

         (iii) If the Employee's employment hereunder is terminated by the Company pursuant to Section 3 without Cause at the end of the Initial Term or at the end of any one-year term thereafter, the Employee shall be entitled to receive, within 30 days following the completion of the Employer's audited financial statements for the fiscal year during which such termination occurs, a prorated portion of the Minimum Bonus and the Incentive Bonus (if any) for the fiscal year in which his termination occurs determined by multiplying (1) the full amount of the Minimum Bonus and the Incentive Bonus (if any) that would have been payable to the Employee pursuant to ss.4(c) hereof if his employment hereunder had not been terminated by (2) a fraction, the numerator of which is the number of days elapsed during such fiscal year prior to the Employee's termination and the denominator of which is 365.

         (iv) Except as otherwise set forth in this ss.6(d), the Employee shall not be entitled to any severance or other compensation after termination other than payment of any portion of his Base Salary through the date of his termination and any expense reimbursements under ss.5 hereof for expenses incurred in the performance of his duties prior to termination.

         ss.7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Employer's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Employer ("Inventions"), shall be the exclusive property of the Employer. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its rights therein, and shall assist the Employer, at the Employer's expense, in obtaining, defending and enforcing the Employer's rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its rights to any Inventions.

         ss.8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Employer, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Employer and its affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employer or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

         ss.9. NON-COMPETITION. During the term of the Employee's employment hereunder and until two (2) years after termination of the Employee's employment hereunder, the Employee will not (a) anywhere within New Jersey, New York or Pennsylvania or anywhere within 100 miles of any store operated by the Employer at the time of the Employee's termination, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any


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                                      -9-

publicly traded corporation), partner, officer, director, employee or consultant of any other business organization that is engaged or becomes engaged in the operation of retail drug stores or in any other business activity that the Employer is conducting at the time of the Employee's termination or has notified the Employee that it proposes to conduct and for which the Employer has, prior to the time of such termination, expended substantial resources (the "Designated Industry"), (b) divert to any competitor of the Employer any customer of the Employer, or (c) solicit or encourage any officer, key employee or consultant of the Employer to leave its employ for alternative employment or hire or offer employment to, any person to whom the Employer has offered employment. The Employee will continue to be bound by the provisions of this ss.9 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided in ss.6(d) hereof. If at any time the provisions of this ss.9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this ss.9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this ss.9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

ss.10. GENERAL.

         (a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this ss.10(a):

         If to the Employer, to:

                    Community Distributors, Inc.
                    251 Industrial Parkway
                    Somerville, New Jersey  08876


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                                      -10-

         With a copy to:

                    Robert M. Wolf, Esq.
                    Bingham, Dana & Gould
                    150 Federal Street
                    Boston, Massachusetts 02110-1726


         If to the Employee, to:

                    Mr. Frank Marfino
                    McKay Drive
                    Bridgewater, New Jersey 08807

         (b) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under ss.ss.7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         (c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

         (d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

         (g) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

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                                      -11-

         (h) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New Jersey.


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                                      -12-

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                           NEWRXCO, INC.


                                           By: /s/ Mark H. DeBlois
                                               -----------------------------
                                                 Title: President


                                           /s/ Frank Marfino
                                           ---------------------------------
                                                      Frank Marfino